Exhibit 99.1

For Immediate Release

Contact:	Jenny Gelhausen	Bob Wynne
	Investor Relations	Public Relations
	Oracle	Oracle
	(650) 506-4073	(650) 506-5834

ORACLE PAYS OFF BRIDGE LOAN FOR PEOPLESOFT ACQUISITION

Redwood Shores, CA, June 1, 2005 — Oracle Corporation (Nasdaq: ORCL) announced today that it has paid off the remaining balance on the $9.5 billion bridge loan associated with its January acquisition of PeopleSoft. The repayment of the bridge loan was completed on May 31, 2005.

“We were able to reduce substantially our acquisition-related debt well ahead of plan,” said Safra Catz, Oracle’s President and interim-Chief Financial Officer. “We anticipate we will pay down our remaining short-term debt over the next several quarters.”

In March Oracle Corporation announced a commercial paper facility of $3 billion, a portion of which has been utilized. In addition, last week Oracle Corporation announced a $700 million short-term bank loan to one of its subsidiaries.

About Oracle
Oracle Corporation is the world’s largest enterprise software company. For more information about Oracle, please call Investor Relations at (650) 506-4073 or visit Oracle on the web at http://www.oracle.com/investor.